                                                                      Exhibit 12



                                 TOM'S FOODS INC

      Statement Regarding Computation of Ratio of Earnings to Fixed Charges
                          (in thousands, except ratios)

                                                        January 3,       December 28,     December 29,
                                                           2004              2002             2001
                                                       ------------      ------------     ------------

    Earnings (Loss) before Income Taxes
      and cumulative effect of accounting change       $     (3,146)     $      2,180     $     (1,192)
    Fixed Charges                                             8,880             8,828            9,112
                                                       ------------      ------------     ------------
                                                              5,734            11,008            7,920
    Fixed Charges:
    Interest Expense                                          7,063             7,163            7,615
    Preferred Stock Dividends                                    --                --               --
    Interest factor related to rentals (a)                    1,817             1,665            1,497
                                                       ------------      ------------     ------------
                                                              8,880             8,828            9,112

Ratio of Earnings to Fixed Charges                             0.65              1.25             0.87
                                                       ============      ============     ============


         (a) Represents interest expense factor related to rental expense